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                                                                    EXHIBIT 99.1

               PROXY SOLICITED BY COMMERCE NATIONAL CORPORATION.

                                     PROXY

    The undersigned, a holder of record of shares of common stock, par value $0.10 per share ("Commerce common stock"), of Commerce National Corporation, a Florida corporation ("Commerce"), hereby appoints Alan Scarboro, Robert E. Battaglia and C. Durham Barnes, M.D. and each of them, with full power of substitution, to attend the special meeting of Commerce shareholders at 5:00 p.m., on Tuesday, May 30, 2000, at the National Bank of Commerce, 1201 South Orlando Avenue, Winter Park, FL 32789 (and any adjournments, postponements, continuations or reschedulings thereof), and to vote as specified in this proxy all the shares of Commerce common Stock which the undersigned would otherwise be entitled to vote if personally present. The undersigned hereby revokes any previous proxies with respect to the matters covered in this proxy.

    If returned cards are signed but not marked, the undersigned will be deemed to have voted for the proposal and in the sole discretion of the proxies as to any other matter. The Commerce board unanimously recommends a vote "FOR" the proposal set forth below:

    1. Approval of the Agreement and Plan of Merger, dated as of March 3, 2000, and the related Plan of Merger, between Commerce and Wachovia Corporation, pursuant to which Commerce will merge with and into Wachovia.

                 FOR [_]        AGAINST [_]        ABSTAIN [_]

    2. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments, postponements, continuations or reschedulings thereof.



   Please sign your name exactly as it appears hereon. When shares of Commerce common stock are held of record by joint tenants, only one need sign. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:

                                        Signature

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